U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

Venture Lending & Leasing VII, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-00969	45-5589518
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 18, 2013, Venture Lending & Leasing VII, Inc. (the “Fund”) entered into a syndicated loan agreement led by Wells Fargo, N.A. and Union Bank, N.A. that established a secured revolving loan facility in an initial amount of up to $125,000,000 and the option to request that the lenders providing such facility increase the borrowing availability thereunder to no more than $300,000,000 in the aggregate, as commitments might be obtained.

On November 7, 2014, the Fund entered into agreements with Wells Fargo Bank, N.A., MUFG Union Bank, N.A., and a syndicate of eight other Lenders (together, the “Lenders”) that amended and restated the original loan agreement in its entirety and (i) increased the borrowing availability under the facility to $255,000,000 and (ii) amended the interest rate options and commitment fee (the “Loan Agreement”).

Borrowings by the Fund under the Loan Agreement are collateralized by the personal property and other assets of the Fund. Loans may be, at the option of the Fund, either Reference Rate or LIBOR loans. Amounts borrowed under the Loan Agreement will bear interest at a rate per annum of either LIBOR plus 2.75% or Reference Rate plus 1.75%. The Fund will pay a quarterly unused line fee of 0.5% of the total unused commitment amount under the Loan Agreement. The Loan Agreement terminates on November 7, 2017, but can be accelerated under an event of default such as failure by the Fund to make timely interest or principal payments.

The foregoing description of the revolving loan facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement itself.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number     Description
------------------    ---------------
None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING VII, INC.
(Registrant)

By: /s/ Maurice C. Werdegar	By: /s/ Martin D. Eng
Maurice C. Werdegar	Martin D. Eng
President and Chief Executive Officer	Chief Financial Officer

Date: November 7, 2014	Date: November 7, 2014

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